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                                                          EXHIBIT 11, FORM 10-Q
                                               COMMISSION FILE NUMBER 000-26572

                                  NHP INCORPORATED
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             FOR THE THREE MONTHS        FOR THE NINE MONTHS
                              ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                         --------------------------   ------------------------
                              1996           1995          1996         1995
                         ------------  ------------   -----------  -----------
NET INCOME (LOSS):
  Income from continuing
   operations before
   extraordinary item    $     2,323   $     23,720   $     8,051  $    28,343
  Income (loss) from
   discontinued operations        -              90           -         (1,963)
  Extraordinary item              -            (400)          -           (400)
                         -----------   ------------   -----------  -----------
    Net income (loss)    $     2,323   $     23,410   $     8,051  $    25,980
                         ===========   ============   ===========  ===========

ADJUSTMENTS TO COMMON SHARES OUTSTANDING:
  Average number of shares
   of common stock        12,494,620     10,012,196    12,411,627    8,662,452
  Primary adjustment:
    Assume exercise of
     options (treasury
     stock method)           302,398         61,758       305,318       54,120
                         -----------   ------------   -----------  -----------
    Total average number
     of common shares and
     equivalents used for
     primary computation  12,797,018     10,073,954    12,716,945    8,716,572
                         ===========   ============   ===========  ===========

  Average number of
   shares of common
   stock                  12,494,620     10,012,196    12,411,627    8,662,452
  Fully diluted adjustment:
    Assume exercise of
     options (treasury
     stock method)           305,737        114,194       318,224      104,220
                         -----------   ------------   -----------  -----------
    Total average number
     of common shares
     and equivalents used
     for fully diluted
     computation          12,800,357     10,126,390    12,729,851    8,766,672
                         -----------   ------------   -----------  -----------

INCOME (LOSS) PER COMMON SHARE:
Net income (loss) per common
 share before extraordinary
 item - Primary:
   Income from continuing
    operations before
    extraordinary item   $       .18   $       2.35   $       .63  $      3.25
   Income (loss) from
    discontinued operations      -              .01           -           (.22)
   Extraordinary item            -             (.04)          -           (.05)
                         -----------   ------------   -----------  -----------
     Net income per
     common share -
     Primary             $       .18   $       2.32   $       .63  $      2.98
                         ===========   ============   ===========  ===========

Net income (loss) per
 common share - Fully
 Diluted:
   Income from
    continuing operations
    before extraordinary
    item                $        .18   $      2.34    $       .63  $      3.23
   Income (loss) from
    discontinued
    operations                   -             .01            -           (.22)
   Extraordinary item            -            (.04)           -           (.05)
                         -----------   -----------    -----------  -----------
     Net income per
      common share -
      Fully Diluted      $       .18   $      2.31    $       .63  $      2.96
                         ===========   ============   ===========  ===========
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